EXHIBIT 99.1

DESTINATION MATERNITY AND ORCHESTRA-PRÉMAMAN ANNOUNCE

TERMINATION OF MERGER

MOORESTOWN, N.J and MONTPELLIER, FRANCE (July 27, 2017) – Destination Maternity (NASDAQ: DEST) and Orchestra-Prémaman S.A. (ENXTPA: KAZI) today announced that the merger agreement, entered into by the parties on December 19, 2016, has been terminated.

Despite substantial and sustained efforts by both parties since execution of the merger agreement in December 2016, and in light of the challenges of satisfying applicable securities regulations in France and in the U.S. as well as the uncertainty as to whether those regulatory requirements could be satisfied without unreasonable effort and expense, particularly in connection with the completion of the registration and listing of Orchestra securities in the U.S., where such securities previously have not been publicly traded, the parties determined that it was in the best interests of their respective stockholders to terminate the merger transaction. Orchestra has agreed to reimburse Destination Maternity and Destination Maternity has agreed to reimburse Orchestra for certain costs incurred by each of them, respectively, in connection with their effort to implement the merger agreement.

Orchestra and its affiliates continue to own 1,922,820 shares of the outstanding common stock of Destination Maternity and have agreed to certain standstill restrictions in connection with termination of the merger agreement.

About Destination Maternity

Destination Maternity Corporation is the world’s largest designer and retailer of maternity apparel. As of April 29, 2017 Destination Maternity operates 1,157 retail locations in the United States, Canada and Puerto Rico, including 511 stores, predominantly under the trade names Motherhood Maternity®, A Pea in the Pod® and Destination Maternity®, and 646 leased department locations. The Company also sells merchandise on the web primarily through its brand-specific websites, motherhood.com and apeainthepod.com, as well as through its destinationmaternity.com website. Destination Maternity has international store franchise and product supply relationships in the Middle East, South Korea, Mexico, Israel and India. As of April 29, 2017 Destination Maternity has 219 international franchised locations, including 19 standalone stores operated under one of the Company’s nameplates and 200 shop-in-shop locations.

About Orchestra Prémaman

Orchestra Prémaman specializes in the creation, manufacture, purchase and sale of all products related to children’s clothing and childcare products. The Group’s product range currently comprises clothing and footwear for children aged 0 to 14 years, maternity fashion and childcare products. Since 2012, Orchestra-Prémaman has become a major player on the European childcare products market, in particular due to external growth operations, such as the acquisition of Baby 2000 and the Prémaman Group, which is Europe’s oldest maternity wear brand, dating back to 1947. This strategy of growth and development in childcare products follows on the success of the first megastore opened in Saint-Aunès, a store concept offering an entire world revolving around babies. Having increased its presence internationally, the Group now operates in more than 40 countries, selling more than 80 million pieces per year.

Contacts:

Destination Maternity Contacts

ICR, Inc.

Investors:

Allison Malkin or Caitlin Morahan

DestinationMaternityIR@icrinc.com

203-682-8225

or

Media:

Phil Denning

Phil.Denning@icrinc.com

646-277-1258

Orchestra-Prémaman S.A. Contact

Investors & Media

ACTIFIN

Stéphane Ruiz

sruiz@actifin.fr, +33 01 56 88 11 15